Schedule A
Dated April 13, 2021
To The
Expense Limitation Agreement
Dated April 29, 2012
Between
Touchstone Variable Trust and Touchstone Advisors, Inc.

Fund	Expense Limit	Termination Data
Touchstone Balanced Fund I	0.79%	April 29, 2022
Touchstone Balanced Fund SC	0.79%	April 29, 2022
Touchstone Bond Fund I	0.67%	April 29, 2022
Touchstone Bond Fund SC	0.97%	April 29, 2022
Touchstone Common Stock Fund I	0.73%	April 29, 2022
Touchstone Common Stock Fund SC	1.06%	April 29, 2022
Touchstone Small Company Fund	0.76%	April 29, 2022
Touchstone Aggressive ETF Fund	0.75%	April 29, 2022
Touchstone Conservative ETF Fund	0.75%	April 29, 2022
Touchstone Moderate ETF Fund	0.75%	April 29, 2022

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE VARIABLE SERIES TRUST

By:	/s/ Terrie A. Wiedenheft

TOUCHSTONE ADVISORS, INC.

By:	/s/ Terrie A. Wiedenheft

By:	/s/ E. Blake Moore, Jr.

Signature Page – Schedule A to Expense Limitation Agreement